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                                                                    EXHIBIT 99.1


Contact:          Jason Rubin                                   Larry Kurtz
                  Cephalon, Inc.                                Chiron Corp.
                  (610) 344-0200                                (510) 923-2476



FOR IMMEDIATE RELEASE



                   Cephalon and Chiron Announce Results of FDA
                           Advisory Committee Meeting

         West Chester, Pa., and Emeryville, Calif. - May 8, 1997 - The U.S.
Food and Drug Administration's (FDA) Peripheral and Central Nervous Systems Drugs Advisory Committee today found, by a vote of 6 to 3, that there was not substantial evidence that MYOTROPHIN(R) (rhIGF-1 or mecasermin) Injection is effective in the treatment of amyotrophic lateral sclerosis (ALS or Lou Gehrig's disease). The committee's finding was requested by the FDA in conjunction with its review of a New Drug Application (NDA) submitted by Cephalon, Inc. (NASDAQ:CEPH) and Chiron Corp. (NASDAQ:CHIR) for clearance to market MYOTROPHIN Injection for the treatment of ALS.

         In response to the committee's vote, Frank Baldino, Jr., Ph.D., Cephalon's president and chief executive officer, and William Rutter, Ph.D., Chiron's chairman, stated, "We are deeply disappointed with the committee's finding about MYOTROPHIN Injection. We appreciate the many expressions of support from patients, caregivers and physicians and will be reviewing with the FDA the panel's recommendation."

         Cephalon, Inc., headquartered in West Chester, PA, is an international biopharmaceutical company that discovers, develops and markets products to treat neurological disorders. The company is developing products for the treatment of ALS, narcolepsy, peripheral neuropathies, Alzheimer's disease, head and spinal injury, and stroke, and currently copromotes two products in the United States for the treatment of neurological conditions.

         Chiron Corporation, headquartered in Emeryville, Calif., near San Francisco, is a science-driven, market-directed healthcare company that combines diagnostic, vaccine and therapeutic strategies for controlling disease. Chiron participates in four global healthcare markets: diagnostics, including immunodiagnostics, critical care diagnostics and new quantitative probe tests; therapeutics, with an emphasis on oncological, infectious, neurological and cardiovascular disease; pediatric and adult vaccines; and ophthalmic surgical products for the correction of vision. Chiron also conducts research and development in the fields of biological proteins, gene therapy and combinatorial chemistry.

         This news release may contain forward-looking statements that involve risks and uncertainties. A full discussion of the companies' operations and financial condition, including factors that may affect their business and future prospects, is contained in documents the companies file with the SEC, such as form 10-Q and 10-K reports. These documents identify important factors that could cause the companies' actual performance to differ from current expectations.